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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Cerner Corporation:


We consent to the incorporation by reference in the Registration Statements (No. 333-93379, No. 33-56868, and No. 33-20155) on Form S-8 of Cerner Corporation of our report dated June 7, 2005, relating to the statements of net assets available for participants of the Cerner Corporation Foundations Retirement Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for participants for the years then ended, and the related supplemental schedules of assets (held at end of year) and reportable transactions, which report is included herein.

KPMG

Kansas City, Missouri
June 27, 2005